Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Third Quarter 2009

Greenwood Village, Colo. — (BUSINESS WIRE) — November 5, 2009 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 and 40 weeks ended October 4, 2009.

Financial and Operational Results

Results for the 12 weeks ended October 4, 2009, compared to the 12 weeks ended October 5, 2008, include the following:

•                  Total revenues decreased 10.4% to $187.0 million.

•                  Restaurant revenue decreased 10.4% to $183.9 million.

•                  Company-owned comparable restaurant sales decreased 14.9%.

•                  Restaurant-level operating profit decreased 20.1% to $30.4 million.

•                  GAAP diluted earnings per share were $0.37 vs. $0.40 in the same period a year ago.

•                  One new franchised Red Robin restaurant opened during the third quarter 2009.

As of the end of the fiscal third quarter of 2009, there were 304 company-owned and 132 franchised Red Robin® restaurants.

“While Red Robin’s financial results for our fiscal third quarter reflected continued softness in the casual dining industry and in the macroeconomic climate as a whole, we are encouraged by the results we are beginning to see from our targeted initiatives to drive Guest traffic and retention, as well as the progress our teams continue to make in managing controllable costs,” said Dennis B. Mullen, Red Robin Gourmet Burgers, Inc., chairman and chief executive officer.  “Despite the challenging operating environment, we believe we are focused on the right strategies for the long-term strength and growth of our business.  We will continue to concentrate on making further progress on improving productivity and leveraging the success that our recent marketing strategies have had in building awareness for the quality, variety and value that Red Robin offers our Guests.”

Fiscal Third Quarter 2009 Results

Comparable restaurant sales decreased 14.9% for company-owned restaurants in the fiscal third quarter of 2009 compared to the fiscal third quarter of 2008, driven by a 13.8% decline in guest counts and 1.1% decrease in the average guest check.  Average weekly comparable sales from the 269 company-owned comparable restaurants were $51,964 in the fiscal third quarter of 2009, compared to $62,182 for the 233 company-owned comparable restaurants in the fiscal third quarter of 2008.  Average weekly sales for the 35 non-comparable company-owned restaurants were $49,385 in the fiscal third quarter of 2009, compared to $56,111 for the 44 non-comparable restaurants in the fiscal third quarter a year ago.  For all company-owned restaurants, average weekly sales were $51,667 from 3,648 operating weeks in the fiscal third quarter of 2009 compared to $60,974 from 3,433 operating weeks, in the fiscal third quarter of 2008.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, decreased 10.4% to $187.0 million in the fiscal third quarter of 2009, versus $208.6 million last year.

Franchise royalties and fees decreased 8.0% to $3.0 million in the fiscal third quarter of 2009 compared to $3.3 million in the same period a year ago.

For the fiscal third quarter of 2009, the Company’s U.S. franchise restaurant sales of $64.6 million were lower compared to $71.6 million in the prior year period.  Comparable sales in the fiscal third quarter of 2009 for franchise restaurants in the U.S. decreased 14.4% and for franchise restaurants in Canada decreased 0.2% from the fiscal third quarter of 2008.  Average weekly comparable sales for the U.S. franchised restaurants were $47,998 from the 101 comparable restaurants in the fiscal third quarter of 2009, compared to $56,749 for the 94 comparable restaurants in the fiscal third quarter of 2008.  Average weekly sales in the fiscal third quarter of 2009 for the Company’s 18 comparable franchise restaurants in Canada were C$52,908 versus C$53,008 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 16.5% in the fiscal third quarter of 2009 compared to 18.5% in the fiscal third quarter of 2008.  As a percentage of restaurant revenue, fiscal third quarter 2009 restaurant-level operating profit margins were negatively impacted by a 1.6% increase in labor costs and 1.0% higher occupancy costs largely due to sales deleveraging, partially offset by an approximately 0.3% decrease in food and beverage costs and 0.3% lower operating costs.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $12.1 million in the fiscal third quarter of 2009 and $15.7 million in the fiscal third quarter of 2008, which were 6.5% and 7.5% of total revenue, respectively.

Interest expense was $1.3 million in the fiscal third quarter of 2009, compared to $2.0 million in the fiscal third quarter of 2008.

In the fiscal third quarter of 2009, the Company realized a reduction in the effective tax rate to 16.3 % compared to 21.6 % for the fiscal third quarter of 2008.

Net income for the fiscal third quarter of 2009 was $5.7 million, or $0.37 per diluted share, as compared to net income of $6.2 million, or $0.40 per diluted share, in the fiscal third quarter of 2008.  Included in fiscal third quarter 2008 results were asset impairment charges of $0.05 per diluted share after tax.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal third quarter of 2009 and 2008 to adjusted amounts excluding certain acquisition costs.

Outlook

Since the end of the fiscal third quarter 2009, the Company opened the last two of the 15 company-owned restaurants planned for fiscal 2009.  One new franchised restaurant scheduled to open in mid December is expected to be the last of five new franchised restaurant openings during fiscal 2009.

The Company continues to expect that guest counts will be negative for the full fiscal year 2009.  In addition to the general macroeconomic pressures, the extent of the traffic declines have also been impacted by prior-year marketing activities, which create more difficult comparisons during certain periods.  As a result of the impact of deleveraging on restaurant margins from decreased restaurant sales and the year-over-year cost pressures from select food and minimum wage increases, as well as some recent advertising expenses, the Company expects restaurant-level operating margins could decline by 150 to 160 basis points for the fiscal year 2009. For every 10 basis point change in restaurant level operating profit during fiscal year 2009, diluted earnings per share are estimated to be impacted by approximately $0.04.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its third quarter 2009 results today at 5:00 p.m. ET. The conference call number is (888) 417-8516.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com prior to the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 430 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “believe,” “continue,” “expects,” “anticipates,” “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the downturn in general economic conditions including severe volatility in financial markets and decreasing consumer confidence, resulting in changes in consumer preferences, or consumer discretionary spending;  potential fluctuation in our quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs and changes in the ability of our vendors to meet our supply requirements; labor shortages, particularly in new markets; the effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; the effectiveness of our advertising strategy; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of our franchisees to open and manage new restaurants; the effect of increased competition in the casual dining market and discounting by competitors; health concerns about our food products and food preparation; our ability to protect our intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RESTAURANT UNIT DATA

The following table details restaurant unit data for company-owned and franchise locations for the periods indicated.

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008
Company-owned:
Beginning of period	304	281	294	249
Opened during period	—	10	13	27
Acquired during period	—	—	1	15
Closed during period	—	—	(4)	—
End of period	304	291	304	291

Franchised:
Beginning of period	131	123	129	135
Opened during period	1	3	4	7
Sold or closed during period	—	—	(1)	(16)
End of period	132	126	132	126

Total number of Red Robin® restaurants	436	417	436	417

On December 31, 2008, the Company acquired a restaurant that was managed by the Company under a management agreement with a franchisee since May 2008.

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	October 4,	December 28,
	2009	2008
Assets:
Current Assets:
Cash and cash equivalents	$8,860	$11,158
Accounts receivable, net	7,944	5,611
Inventories	13,739	13,123
Prepaid expenses and other current assets	7,714	9,032
Income tax receivable	1,120	6,208
Deferred tax asset	6,502	3,366
Restricted current assets—marketing funds	1,132	1,590
Total current assets	$47,011	$50,088
Property and equipment, net	434,965	442,012
Goodwill	61,769	60,982
Intangible assets, net	49,478	51,990
Other assets, net	3,728	4,665
Total assets	$596,951	$609,737

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$9,742	$11,966
Construction related payables	2,485	9,747
Accrued payroll and payroll related liabilities	26,082	25,489
Unearned revenue	8,649	11,997
Accrued liabilities	22,476	20,385
Accrued liabilities—marketing funds	1,132	1,590
Current portion of term loan notes payable	18,739	10,313
Current portion of long-term debt and capital lease obligations	654	696
Total current liabilities	$89,959	$92,183
Deferred rent	30,017	26,790
Long-term portion of term loan notes payable	103,954	122,687
Other long-term debt and capital lease obligations	74,239	88,876
Other non-current liabilities	10,167	10,293
Total liabilities	$308,336	$340,829

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,072,249 and 16,954,205 shares issued; 15,579,969 and 15,461,925 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,492,280 shares, at cost	(50,125)	(50,125)
Paid-in capital	169,612	165,932
Accumulated other comprehensive loss, net of tax	(1,563)	(1,622)
Retained earnings	170,674	154,706
Total stockholders’ equity	288,615	268,908
Total liabilities and stockholders’ equity	$596,951	$609,737

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 4,	October 5,	October 4,	October 5,
	2009	2008	2009	2008

Revenues:
Restaurant revenue	$183,878	$205,286	$648,436	$659,086
Franchise royalties and fees	3,035	3,299	10,265	11,367
Rent revenue	34	53	147	166
Total revenues	186,947	208,638	658,848	670,619

Costs and expenses:
Restaurant operating costs:
Cost of sales	42,961	48,705	156,472	156,558
Labor (includes $126, $298, $1,249 and $961 of stock-based compensation, respectively)	64,113	68,300	224,063	222,395
Operating	31,950	36,236	106,976	113,139
Occupancy	14,434	13,977	47,836	43,195
Depreciation and amortization	13,112	12,248	43,815	38,777
General and administrative (includes $600, $1,886, $4,942, and $4,400 of stock-based compensation, respectively)	12,109	15,659	51,080	52,588
Pre-opening costs	125	2,661	3,263	7,265
Asset impairment charge	—	928	—	928
Reacquired franchise and other acquisition costs	—	—	—	451
Total costs and expenses	178,804	198,714	633,505	635,296

Income from operations	8,143	9,924	25,343	35,323
Other expense (income):
Interest expense, net	1,321	2,045	4,994	6,104
Other	10	7	29	(18)
Total other expenses	1,331	2,052	5,023	6,086

Income before income taxes	6,812	7,872	20,320	29,237
Provision for income taxes	1,110	1,698	4,352	7,894
Net income	$5,702	$6,174	$15,968	$21,343
Earnings per share:
Basic	$0.37	$0.40	$1.04	$1.32
Diluted	$0.37	$0.40	$1.03	$1.31
Weighted average shares outstanding:
Basic	15,408	15,303	15,379	16,113
Diluted	15,535	15,415	15,488	16,251

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Forty Weeks Ended
	October 4,	October 5,
	2009	2008
Cash Flows From Operating Activities:
Net income	$15,968	$21,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,815	38,777
Stock-based compensation expense	6,191	5,361
Asset impairment charge	—	928
Restaurant closure costs	598	—
Other, net	(3,557)	231
Changes in operating assets and liabilities	3,495	219
Cash provided by operating activities	66,510	66,859

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	—	81
Acquisition of franchise restaurants, net of cash acquired of $0 and $55, respectively	(1,248)	(30,389)
Purchases of property and equipment	(40,776)	(65,223)
Cash used in investing activities	(42,024)	(95,531)

Cash Flows From Financing Activities:
Borrowings of long-term debt	147,900	155,900
Payments of long-term debt	(171,815)	(85,387)
Purchase of treasury stock	—	(50,042)
Payment for tender offer for stock options	(3,498)	—
Proceeds from exercise of stock options and employee stock purchase plan	937	1,456
Excess tax benefit related to exercise of stock options	155	278
Payments of other debt and capital lease obligations	(463)	(414)
Cash provided (used) by financing activities	(26,784)	21,791

Net change in cash and cash equivalents	(2,298)	(6,881)
Cash and cash equivalents, beginning of period	11,158	12,914
Cash and cash equivalents, end of period	$8,860	$6,033

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$2,103	$4,216
Interest paid, net of amounts capitalized	5,089	5,959

Supplemental Disclosure of Non-Cash Items:
Capital lease obligations incurred for equipment purchases	—	156
Unrealized gain on cash flow hedge, net of tax	53	356

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentages)

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, pre-opening costs and costs associated with the tender offer of stock options attributed to non-restaurant employees. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 40 weeks ended October 4, 2009 and October 5, 2008, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues

	Twelve Weeks Ended				Forty Weeks Ended
	October 4, 2009		October 5, 2008		October 4, 2009		October 5, 2008
Restaurant revenues	$183,878	98.4%	$205,286	98.4%	$648,436	98.4%	$659,086	98.3%
Restaurant operating costs:
Cost of sales	42,961	23.4	48,705	23.7	156,472	24.1	156,558	23.8
Labor	64,113	34.9	68,300	33.3	223,177	34.4	222,395	33.7
Operating	31,950	17.4	36,236	17.7	106,976	16.5	113,139	17.2
Occupancy	14,434	7.8	13,977	6.8	47,836	7.4	43,195	6.6
Tender offer stock-based compensation expense	—	—	—	—	886	0.2	—	—
Restaurant-level operating profit	30,420	16.5	38,068	18.5	113,089	17.4	123,799	18.8

Add – other revenues	3,069	1.6	3,352	1.6	10,412	1.6	11,533	1.7
Deduct – other operating:
Depreciation and amortization	13,112	7.0	12,248	5.9	43,815	6.7	38,777	5.8
General and administrative	12,109	6.5	15,659	7.5	47,366	7.2	52,588	7.8
Pre-opening costs	125	0.1	2,661	1.3	3,263	0.5	7,265	1.1
Tender offer stock-based compensation expense	—	—	—	—	3,116	0.5	—	—
Asset impairment charge	—	—	928	0.4	—	—	928	0.1
Restaurant closure costs	—	—	—	—	598	0.1	—	—
Reacquired franchise and other acquisition costs	—	—	—	—	—	—	451	0.1
Total other operating	25,346	13.6	31,496	15.1	98,158	15.0	100,009	14.9

Income from operations	8,143	4.4	9,924	4.8	25,343	3.8	35,323	5.3

Total other expenses, net	1,331	0.7	2,052	1.0	5,023	0.8	6,086	0.9
Provision for income taxes	1,110	0.6	1,698	0.8	4,352	0.7	7,894	1.2
Total other	2,441	1.3	3,750	1.8	9,375	1.5	13,980	2.1

Net income	$5,702	3.1%	$6,174	3.0%	$15,968	2.3%	$21,343	3.2%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share amounts and percentages)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 40 weeks ended October 4, 2009 year-over-year change in net income and diluted net income per share, for the tender offer for certain stock options and costs associated with the closure of four restaurants during 2009, and the reacquired franchise costs and other acquisition costs, and acquisition related integration-related costs incurred during the 12 and 40 weeks ended October 5, 2008.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended				Year Over Year
	October 4, 2009		October 5, 2008		Percentage Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported	$5,702	$0.37	$6,174	$0.40	-7.6%	-7.5%
After-tax impact of :
Asset impairment charges	—	—	728	0.05
Acquisition-related integration costs	—	—	7	—
	—	—	735	0.05

Adjusted	$5,702	$0.37	$6,909	$0.45	-17.5%	-17.8%

	Forty Weeks Ended				Year Over Year
	October 4, 2009		October 5, 2008		Percentage Change
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS
Reported	$15,968	$1.03	$21,343	$1.31	-25.2%	-21.4%
After-tax impact of :
Cash tender offer	3,145	0.20	—	—
Asset impairment charges	—	—	677	0.04
Restaurant closure costs	470	0.03	—	—
Reacquired franchise rights and other acquisition costs	—	—	329	0.02
Acquisition-related integration costs	—	—	192	0.01
	3,615	0.23	1,198	0.07

Adjusted	$19,583	$1.26	$22,541	$1.38	-13.1%	-8.5%